Exhibit 4.2
THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS. THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE OR FOREIGN SECURITIES LAWS.
CHANGING WORLD TECHNOLOGIES, INC.
COMMON STOCK PURCHASE WARRANT

No. W-1	Date: July 15, 2005
          Changing World Technologies, Inc., a Delaware corporation (the “Company”), certifies that, for value received, ConAgra Foods, Inc., a Delaware corporation (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company one hundred and forty thousand three hundred and fifty one (140,351) fully paid, nonassessable shares (the “Warrant Shares”) of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”) at a per share exercise price of seventy one dollars and twenty five cents ($71.25) (the “Exercise Price”) in accordance with Section 1 hereof until July ___, 2010 (the “Expiration Date”).
     SECTION 1. Exercise of Warrant.
          (a) This Warrant may be exercised, in whole or in part (but not as to a fractional share of Common Stock, as the case may be), by (i) the surrender of this Warrant (properly endorsed) at the office of the Company (or at such other agency or office of the Company in the United States of America as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), (ii) delivery to the Company of a notice of election to exercise in the form of Exhibit A attached hereto and, if not already party thereto, a joinder, in the form of Exhibit B attached hereto, whereby the Holder agrees to become a party to the Stockholders Agreement of the Company (the “Stockholders Agreement”), by and among the Company and the parties thereto, and (iii) payment to the Company of the aggregate Exercise Price by cash, wire transfer of immediately available funds or certified check.
          (b) At any time following the Company’s initial public offering of securities, in lieu of exercising this Warrant pursuant to Section 1(a) hereof, the Holder may elect to receive Warrant Shares equal to the value of this Warrant determined in the manner described below (or any portion hereof remaining unexercised) upon surrender of this Warrant as provided in

Section 1(a)(i) above with cashless exercise indicated on the notice of election to exercise. In such event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:
Where X = the number of Warrant Shares to be issued to the Holder.
Y = the number of Warrant Shares purchasable under this Warrant (at the date of such calculation).
A = the Fair Market Value per share of the Company’s Common Stock on the business day immediately preceding the day on which the exercise notice is received by the Company.
B = Exercise Price per share (as adjusted to the date of such calculation).
          (c) For purposes of this Warrant:
   (i) the Fair Market Value of a share of Common Stock or other equity security of the Company on any date shall be equal to:
     (A) the weighted average (based on volume) of the closing sale price per share (or other unit in which such security is denominated) for the five trading days immediately preceding the day on which the exercise notice is received by the Company on a national or foreign securities exchange on which shares of Common Stock (or other units of the security) are traded on such date, or
     (B) if shares of Common Stock (or other unit) are not listed on a national or foreign securities exchange on such date, the weighted average (based on volume) of the closing price per share (or other unit) for the five trading days immediately preceding the day on which the exercise notice is received by the Company on the NASDAQ National Market System (or any similar foreign market system) if the shares (or other units) are quoted on such system on such date, or
     (C) the weighted average (based on volume) of the bid and asked prices for the five trading days immediately preceding the day on which the exercise notice is received by the Company in the over-the-counter market at the close of trading on such date if the shares (or other units) are not traded on an exchange or listed on the NASDAQ National Market System (or any similar foreign market system).
          (d) Each date on which this Warrant is surrendered and on which payment of the Exercise Price is made in accordance with Section 1(a) above is referred to herein as an “Exercise Date.” Simultaneously with each exercise, the Company shall issue and deliver a certificate or certificates for the Warrant Shares being purchased pursuant to such exercise, registered in the name of the Holder or the Holder’s designee, to such Holder or designee, as the case may be. If such exercise shall not have been for the full number of Warrant Shares, then the Company shall issue and deliver to the Holder a new Warrant, registered in the name of the Holder, of like tenor to this Warrant, for the balance of the Warrant Shares that remain after exercise of the Warrant.
          (e) Any unexercised portion of this Warrant shall terminate on the Expiration Date.
     SECTION 2. Representations, Warranties and Covenants as to Warrant Shares.
          (a) The Company represents and warrants to the Holder that all shares of Common Stock that may be issued upon the exercise of this Warrant will, upon issuance and payment therefor, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. The Company shall at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of shares of its Common Stock as from time to time shall be issuable upon the exercise of this Warrant.
          (b) Registration Rights. For the avoidance of doubt, the Warrant Shares issued or delivered hereunder shall be deemed to be “Registrable Securities” under that certain Securities Exchange Agreement, dated the date hereof by and between the Company and the Holder.
     SECTION 3. Adjustment of Exercise Price.
          (a) Subdivision or Combination of Common Stock. In case the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.
          (b) Adjustments for Stock Dividends and Distributions. If at any time or from time to time after the date hereof the Company pays a dividend or makes another distribution to the holders of the Common Stock, in either case, payable solely in securities of the Company, other than an event as provided in Section 3(a) hereof, then in each such event provision shall be made so that the Holder of this Warrant shall receive upon exercise thereof, in addition to the number of shares of Common Stock receivable upon exercise thereof, the amount of securities of the Company which they would have received had their Warrant been exercised for Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the exercise date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of this Warrant or with respect to such other securities by their terms.
          (c) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the date hereof the Common Stock issuable upon the exercise of this Warrant is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Stock Split, combination, stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 3), then in any such event, the Holder of this Warrant shall have the right thereafter to convert this Warrant into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which this Warrant could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
          (d) Reorganizations, Mergers and Consolidations. If at any time or from time to time after the date hereof there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 3) or a merger or consolidation of the Company with or into another corporation, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the Holder of this Warrant thereafter shall be entitled to receive, upon exercise of this Warrant, the number of shares of stock or other securities or property of the Company, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the Holder of this Warrant after the reorganization, merger or consolidation to the end that the provisions of this Section 3 (including adjustment of the Exercise Price then in effect and number of shares issuable upon exercise of this Warrant, as applicable) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 3(d) shall similarly apply to successive reorganizations, mergers and consolidations.
          (e) Sales of Common Stock. If the Company while any portion of this Warrant is outstanding, shall sell, issue or grant any Additional Stock for a price per share or exercise or conversion price less than the Exercise Price in effect on the date of such issuance of such Additional Stock (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) then, the Exercise Price shall be reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment.
               The term “Additional Stock” shall mean Common Stock or options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock, including shares held in the Company’s treasury, but shall not include (i) securities offered to the public pursuant to a registration statement approved by the Board of Directors of the Company and filed with the Securities Exchange Commission for a public offering and sale of securities of the Company, (ii) securities issued for the acquisition of another corporation or other entity by merger, purchase of all or substantially all of the assets of such other corporation or other entity or other reorganization resulting in the ownership by the Company of not less than 51% of the voting power of such other corporation or entity; provided that such transaction is approved by a majority of the disinterested directors of the Company, (iii) options to purchase up to 75,000 shares of Common Stock pursuant to the Company’s 2002 Stock Option Plan and any options to purchase shares of Common Stock issued pursuant to the Company’s future stock option plans or similar plans approved by the Board of Directors and the stockholders of the Company, but only to the extent that not more than 15% of the options to purchase Common Stock subject to any one such plan are issued to any one person or entity (including his or its respective affiliates, as the case may be), (iv) securities issued as a result of any stock split, stock dividend, conversion or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock, (v) securities issued as a result of any stock split, stock dividend or reclassification of Series A Preferred Stock, (vi) securities issued to any unaffiliated and independent third party lenders pursuant to bank financing arrangement approved by the Board of Directors (including any securities issued upon exercise of such securities), (vii) securities sold to stockholders of the Company pursuant to a general rights offering to all stockholders, offered on a pro rata basis, (viii) securities issuable upon exercise of options, warrants or other rights to acquire or securities convertible into or exchangeable for shares of Common Stock that are currently outstanding, (ix) securities issued to directors of the Company solely as compensation for service to the Company as a director up to a maximum of 10,000 shares of Common Stock (as equitably adjusted for any stock split, stock dividend, conversion or reclassification) provided that ConAgra Foods, Inc. or its designee on the Board of Directors, if any, shall receive an equivalent grant of securities, (x) securities issued upon exercise or conversion of any Additional Stock, (xi) securities issued in connection with any anti-dilution rights of any other stockholder of the Company or (xii) up to $12,000,000 of equity securities, provided that the per share price (on an as-converted to common stock basis, if applicable) is equal to or greater than $53.39 (as equitably adjusted for stock splits, stock dividends and the like).
          (f) Notice of Adjustment. When any adjustment is required to be made in the Exercise Price or the number of Warrant Shares issuable upon exercise of the Warrant, then and in each such case the Company shall give written notice thereof at least ten (10) business days following the event which caused any such adjustment, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to the Holder at the address of such holder as shown on the books of the Company, which notice shall state the Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant after such adjustment and setting forth in reasonable detail a statement of the facts requiring such adjustment.
          (g) Other Notices. In case at any time the Company shall undertake any action with respect to which the Company shall be obligated under its certificate of incorporation to provide written notice to holders of Common Stock then, in any one or more of said cases, the Company shall deliver such notice, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to the Holder at the address shown on the books of the Company. If the Company, at any time while this Warrant is outstanding, determines a record date for the purpose of distributing to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the paragraph (b) above), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including cash and/or stock dividends where section (b) above is not applicable), the Company shall give written notice to the Holder at least 10 days prior to such record date.
          (h) Issue Tax. The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of this Warrant.
          (i) Closing of Books. The Company will at no time close its transfer books against the transfer of any Warrants or any shares of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant, except as may otherwise be required to comply with applicable securities laws.
          (j) Adjustment of Number of Shares. Upon each adjustment of the Exercise Price as provided herein other than pursuant to Section 3(f), the Holder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Warrant Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant price resulting from such adjustment.
     SECTION 4. No Stockholder Rights. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.
     SECTION 5. Requirements for Transfer.
          (a) Subject to Shareholders Agreement, this Warrant and the Warrant Shares shall not be sold, pledged or otherwise transferred unless either (i) they first shall have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act and any applicable state securities laws, or (iii) the Warrant or Warrant Shares are transferred to an Affiliate as defined in Section 1 of the Stockholders Agreement.
          (b) Each certificate representing this Warrant or Warrant Shares shall bear a legend substantially in the following form:
“THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS. THIS WARRANT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR PLEDGED,

EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR IF THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR REGISTRATION OR QUALIFICATION UNDER APPLICABLE STATE OR FOREIGN SECURITIES LAWS.”
The foregoing legend shall be removed from the certificates representing any Warrants or Warrant Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act or foreign equivalent.
     SECTION 6. Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of this Warrant. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Company’s Board of Directors as of the date of conversion.
     SECTION 7. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may in its reasonable discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.
     SECTION 8. Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered or shall be sent by certified mail, postage prepaid, to the Holder at the Holder’s address as shown on the books of the Company or to the Company at the address set forth below or such other address as either party may from time to time provide to the other.
     SECTION 9. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the state.
     SECTION 10. Headings. The headings of the various sections contained in this Warrant have been inserted for convenience of reference only and should not be deemed to be a part of this Warrant.
     SECTION 11. Amendment and Waiver. The Warrant may not be modified or amended except by written agreement of the Company and the Holder. No provision of this Warrant as it applies to the Company or the Holders may be waived except by the party entitled to the benefit of such provision in writing.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized officer as of the date first written above.

CHANGING WORLD TECHNOLOGIES, INC.

By:
Name:
Title:

Address of principal office:

EXHIBIT A
SUBSCRIPTION FORM TO BE EXECUTED
UPON EXERCISE OF THE WARRANT

Date:

To: Changing World Technologies, Inc.
The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase                  shares of Common Stock covered by such Warrant, and herewith tenders $                     in full payment of the purchase price for such shares.

By:

Name:

Title:

EXHIBIT B
JOINDER AGREEMENT
     The undersigned, having acquired shares of capital stock of Changing World Technologies, Inc. (the “Company”) hereby agrees to be bound by the terms and conditions of, and to become a party to, the Stockholders Agreement of the Company (the “Stockholders Agreement”), dated as of                     , by and among Changing World Technologies, Inc., a Delaware corporation and the stockholders party thereto as a “Stockholder” thereunder, the form of which is attached hereto, as if the undersigned had been a party to such agreement as of the date thereof.

Signature:

Name:

Address:

Telephone No.:

Telecopy No.:

No. of Shares:

          I, the undersigned, being the spouse of the above-named Stockholder, hereby acknowledge that I have read and understand the Stockholders Agreement, and I agree to be bound by the terms thereof.

Name:

Signature: